Exhibit (a)(1)(G)

Form of Communication to Eligible Employees Rejecting the Notice of Withdrawal Under the Exchange Offer

DATE:                ________________________________
TO:                      ________________________________
FROM:               Office of the Corporate Secretary
RE:                      Rejection of Notice of Withdrawal under Geokinetics Inc. Exchange Offer
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Your Notice of Withdrawal under the Geokinetics Inc. stock option Exchange Offer cannot be accepted because:

______	The Notice of Withdrawal was not completed properly. Please correct the following information and re-submit the Notice of Withdrawal.

______	The Notice of Withdrawal was received after the expiration deadline for the Exchange Offer. We cannot process your Notice of Withdrawal.

If we do not receive a properly completed and signed Notice of Withdrawal before the deadline noted below, all eligible ISOs previously surrendered will be cancelled and exchanged pursuant to the Exchange Offer.

FOR THIS NOTICE OF WITHDRAWAL TO BE EFFECTIVE, IT MUST BE COMPLETED, SIGNED AND RECEIVED BEFORE THE EXPIRATION DEADLINE OF 5:00 PM, CENTRAL TIME, ON JULY 27, 2009 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

Please return the completed, signed Notice of Withdrawal to:
Diane Anderson
Office of the Corporate Secretary
1500 CityWest Blvd., Suite 800, Houston, TX 77042,  (281) 848-6986 at corporate.secretary@geokinetics.com or fax (713) 850-7330